Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2005 SECOND QUARTER RESULTS

AUGUSTA, Ga. (August 10, 2005) — Morris Publishing Group, LLC today reported second quarter operating income of $20.8 million, down $0.5 million, or 2.3%, from $21.3 million for the same period in 2004. Net income for the quarter was $7.4 million, down $0.8 million from $8.2 million in the prior year.

Total operating revenue for the second quarter was $117.0 million, up 2.1% from $114.6 million in the same quarter 2004, with advertising revenue of $95.0 million, up 2.9%, and circulation revenue of $17.6 million, up 1.2%. Classified and retail advertising revenues were up 7.0% and 2.0%, respectively, while national advertising revenue was down 13.3%.

For the second quarter, total operating cost was $96.2 million, up 3.1% from $93.4 million last year, with employee cost of $44.8 million, down 0.4%, newsprint cost of $14.5 million, up 7.4%, and all other operating cost of $36.9 million, up 5.8%.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s CEO and President, said, “Our second quarter was impacted by the increase in newsprint prices, the softness of retail and national advertising revenue in Jacksonville, and the launch of Bluffton Today, a free daily newspaper located in Bluffton, SC. While the climate for increased retail advertising is not as good as we would like, we expect classified advertising to remain strong. I am pleased with our second quarter results.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 27 daily and 13 non-daily newspapers, 5 city magazines and numerous other free community publications across the United States.

A conference call will be held Wednesday, August 10, 2005, at 10:00 a.m. Eastern Standard Time. The dial-in number is 1-800-262-1292. Please ask for the Morris Publishing Group conference call. This press release is available on our Web site www.morris.com. The contents of the call will be available for replay for 30 days at the following site entry link:

https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsclsmnvdcsnm

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

Second quarter results are as follows:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

(Dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
NET OPERATING REVENUES:
Advertising	$94,964	$92,306	$186,465	$178,397
Circulation	17,643	17,431	35,523	35,299
Other	4,384	4,890	8,341	9,204

Total net operating revenue	116,991	114,627	230,329	222,900

OPERATING EXPENSES:
Labor and employee benefits	44,796	44,956	89,319	88,536
Newsprint, ink and supplements	14,507	13,512	28,449	26,534
Other operating costs (excluding depreciation and amortization)	31,396	29,739	64,727	59,198
Depreciation and amortization	5,529	5,169	11,077	10,308

Total operating expenses	96,228	93,376	193,572	184,576

Operating income	20,763	21,251	36,757	38,324

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt issuance costs	8,867	8,008	17,382	15,820
Interest income	(354)	(361)	(652)	(506)
Other, net	(14)	102	20	636

Total other expense	8,499	7,749	16,750	15,950

INCOME BEFORE INCOME TAXES	12,264	13,502	20,007	22,374
PROVISION FOR INCOME TAXES	4,822	5,306	7,923	8,838

NET INCOME	$7,442	$8,196	$12,084	$13,536